Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com

Kodak Amends Employment Agreement for CEO Antonio M. Perez

Terms of New Agreement Run Through 2013

ROCHESTER, N.Y., Sept. 30 — Eastman Kodak Company (NYSE: EK) today announced that its Board of Directors has amended the company’s employment agreement with Chairman and Chief Executive Officer Antonio M. Perez in a manner that reinforces the mutual intent for Mr. Perez to remain in his current position with the company through December 31, 2013. Mr. Perez’s employment agreement with the company does not have an expiration date, but includes terms which are scheduled to expire in December 2010. Details of the amended agreement were filed today with the U.S. Securities and Exchange Commission in a Form 8-K.

“Antonio has led Kodak through a historic transformation that has created powerful new digital businesses along with a solid balance sheet,” said Richard Braddock, Presiding Director of Kodak’s Board. “He and his team are taking the right actions to guide Kodak through this very challenging economic climate and to position the company to emerge as a stronger enterprise. All of us on the Board are pleased to be able to demonstrate our confidence in Antonio by amending his employment agreement in a manner that encourages continued operational improvement and future value creation.”

Since joining the company in April 2003 Mr. Perez, 63, has led the worldwide transformation of Kodak from a business based on film to one based primarily on digital technologies. In the past six years, Kodak introduced an array of disruptive new digital technologies and products for consumer and commercial applications that generated more than $6 billion in revenue in 2008. Those include consumer inkjet printers, image sensors for digital cameras and mobile phones, thermal dry labs and kiosks for printing at retail, as well as high-volume digital production presses, enterprise workflow software, and digital plates for commercial printing.  The result is a new Kodak -- a company where digital products account for more than 70 percent of revenue, where higher gross margin commercial businesses account for 60 percent of revenue, and with a portfolio of cash-generating traditional businesses.

“I am honored and humbled to be given the privilege of leading the great people of Kodak to a new and brighter future,” Perez said. “The past six years at Kodak have been among the most energizing of my career. Kodak is a wonderful company, with innovative products and services, a powerful brand, and talented employees around the world. I look forward to extending my work with the Board, my leadership team, and our employees in serving our customers and ultimately rewarding our investors. I am delighted by the opportunity to continue our work of achieving sustainable, profitable growth.”
#

About Kodak
As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

To learn more, visit http://www.kodak.com and follow our blogs and more at http://www.kodak.com/go/followus.

More than 75 million people worldwide manage, share and create photo gifts online at KODAK Gallery --join today at www.kodakgallery.com.

2009